Exhibit 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYX THERAPEUTICS TO TRANSFER TO THE NASDAQ CAPITAL MARKET

FREMONT, CA., DECEMBER 21, 2010 — ARYx Therapeutics, Inc. (NASDAQ:ARYX) today announced that it has been notified by The NASDAQ Stock Market (“NASDAQ”) that the listing of its common stock will be transferred from The NASDAQ Global Market to The NASDAQ Capital Market effective with the open of business today, December 21, 2010.  As previously announced on October 8, 2010, following notice of non-compliance with the NASDAQ stockholders’ equity requirement for continued listing on The NASDAQ Global Market, ARYx requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  The NASDAQ decision to transfer ARYx’s securities to The NASDAQ Capital Market follows the hearing with the Panel in November and the Panel’s review of additional information, including the information contained in the Company’s press release dated December 15, 2010.

While ARYx does not currently satisfy the stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, ARYx presented a plan to the Panel for regaining and sustaining compliance with the stockholders’ equity requirement and all other applicable listing requirements, including the $1.00 per share bid price requirement. Accordingly, the Panel has directed ARYx to file a transfer application with the NASDAQ Staff and, provided the transfer application is approved, the Panel has granted the Company through April 4, 2011, to regain compliance with the stockholders’ equity requirement for The NASDAQ Capital Market. The Panel decision further provides that ARYx must demonstrate a closing bid price of at least $1.00 per share for ten consecutive business days on or before May 23, 2011. While the Company is working toward regaining compliance with all applicable listing requirements, there can be no assurance that it will be able to do so or that its securities will continue to remain listed on The NASDAQ Stock Market.

ARYx previously announced that it is waiting for definitive guidance from the Food and Drug Administration (“FDA”) on the Phase 3 development of its product candidate to treat various gastrointestinal disorders, naronapride (see December 15, 2010 press release). That guidance was to have been received by November 5, 2010 and has instead been delayed by the FDA until the end of the first quarter 2011. Efforts are underway to continue to finance

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA 94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

ARYx beyond December 31, 2010 and, in conjunction with this, the ARYx board of directors has substantially reduced the Company’s expenditures so that ARYx can maintain its functions as an operating company awaiting the FDA guidance. This includes, amongst other actions, the retention of all ARYx officers under a compensation plan as disclosed in the Form 8-K filed on December 16, 2010. There is no assurance ARYx will be able to obtain necessary agreements from its secured creditors and the additional funding from investors needed to continue operations beyond 2010 and through to the receipt of the anticipated FDA guidance.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. Please visit ARYx’s Website at www.aryx.com for additional information.

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